EXHIBIT 16

                          [GRANT THORNTON LETTERHEAD]


June 5, 2000


Securities and Exchange Commission
Washington, D.C. 20549

Re:     Dynamic Health Products, Inc.
        File No. 0-23031

Dear Sir or Madam:

We have read Item 4 of the Forms 8-K and 8-K/A of Dynamic Health Products, Inc. dated May 9, 2000 and June 5, 2000, respectively, and agree with the statements contained therein.

Very truly yours,

/s/ GRANT THORNTON LLP


/jm